CONTACTS
For: Brian Block (212) 415-6500	FOR IMMEDIATE RELEASE
American Realty Capital
bblock@arlcap.com

From: Tony DeFazio (484) 532-7783
DeFazio Communications, LLC
tony@defaziocommunications.com

American Realty Capital Trust III
Places FedEx Freight Facility Under Contract

New York, NY, August 8, 2011 -American Realty Capital Trust III, Inc., (“ARCT III” or the “Company”) announced today that it has entered into a contract to acquire a FedEx Freight distribution facility located in Butte, Montana.  The built-to-suit facility is currently under construction with an anticipated completion date in September 2011. The freight distribution facility will contain approximately 45,800 square feet of gross leasable area.  The acquisition of the property is scheduled to close in September 2011.

“We are delighted to announce today our entry into contract to purchase our very first property in ARCT III,” said Nicholas S. Schorsch, Chief Executive Officer for ARCT III.  “The purchase of this new FedEx facility is completely consistent with our investment strategy for ARCT III and demonstrates our continuing ability to rapidly identify and acquire suitable properties on an accretive basis.

American Realty Capital Trust III, Inc. is a publicly registered, non-traded real estate investment program that has commenced its initial public offering of up to 150.0 million shares of common stock, at a purchase price of $10 per share, for an aggregate offering amount of up to $1.5 billion.  The Company intends to use the proceeds from the offering to acquire properties that are single tenant, long-term net leased to investment-grade and creditworthy tenants. The Company is offering the shares of common stock on a through its affiliate, Realty Capital Securities, LLC, the dealer manager of the offering.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective.  The offering will be made only by means of a prospectus.  Copies of the prospectus for the offering may be obtained by contacting:  Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116, Tel: 1-877-373-3522.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to the following risks: The failure to qualify or maintain the requirements to be taxed as a REIT would reduce the amount of income available for distribution and limit the Company’s ability to make distributions to its stockholders.  No public market initially exists for the Company’s shares of common stock, and one may never exist for this or any other such type of real estate program. Securities are being offered on a best efforts basis.  These are speculative securities and as such involve a high degree of risk.  There are substantial conflicts among an offering and its sponsor, advisor, dealer manager and property manager.  There is no assurance that the value of the real estate will be sufficient to return any portion of investors' original capital.  Operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market and we cannot assure you that there will be growth in the value of the properties.

To arrange interviews with executives of American Realty Capital Trust III, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com .

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